Exhibit 99.9

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of June 2, 2011 (this “Agreement”), is entered into by and among the parties identified on Schedule I (the “Stockholders”), GFINET, Inc., a Delaware corporation (“GFI”), Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership (“Oak” and, collectively with GFI, the “Investors”), and Beacon Capital Strategies, Inc., a Delaware corporation (“Seller”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.  For purpose of this Agreement, the following terms shall have the meanings set forth below:

“Authorized Share Increase” means the amendment or amendment and restatement of the Company’s Certificate of Incorporation to increase the number of its authorized shares of Common Stock from 300,000,000 to at least 1,000,000,000 and up to 1,500,000,000, as may be determined by the Company.

“Common Stock” means the Company’s shares of common stock, par value $0.0001 per share.

“Company” means Bonds.com Group, Inc., a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or authority or other entity of any kind or nature.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means, with respect to any Stockholder, (i) all issued and outstanding shares of the Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement; and (ii) all additional shares of Common Stock that such Stockholder purchases or otherwise acquires beneficial ownership of (including pursuant to the exercise of any options or other securities) during the period from the date of this Agreement through the termination of this Agreement pursuant to Section 8.

“Voting Shares” means, with respect to any Person, all issued and outstanding Shares owned of record or beneficially by such Person or over which such Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at, at any annual or special meeting of the stockholders of the Company called for the purpose of voting on the matters referred to in Section 3, or (ii) to take action by written consent of the stockholders of the Company with respect to the matters referred to in Section 3.  Any shares of capital stock of the Company that such Person purchases or over which such Person exercises voting power during the period from the date of this Agreement through the date of termination of this Agreement pursuant to Section 8 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Voting Shares on the date hereof.

2. Representations of the Stockholders.  Each Stockholder hereby represents and warrants to each of the Investors and Seller as follows:

(i)            Such Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii)           This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(iii)          Other than as set forth in this Agreement, such Stockholder’s Shares are now owned by such Stockholder free and clear of all voting agreements or arrangements whatsoever or proxies granted to any third party(ies), in each case that could, individually or in the aggregate, reasonably be expected to prevent, restrict or otherwise impair the ability of such Stockholder to perform its obligations under this Agreement.

3. Agreements to Vote Shares.  During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Stockholder agrees to:

(i)            appear (in person or by proxy) at any annual or special meeting of the stockholders of the Company at which the Authorized Share Increase will or may be considered, in each case, for the purpose of obtaining a quorum; and

(ii)           vote (in person or by proxy), or execute a written consent or consents if stockholders of the Company are requested to vote their shares by written consent, all of such Stockholder’s Voting Shares: (A) in favor of the Authorized Share Increase; and (B) otherwise in support of the Authorized Share Increase and of the Company’s performance of its obligations to the Investors with respect to the Authorized Share Increase.

4. Proxies.  Each Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of such Stockholder’s Voting Shares relating to the matters set forth in Section 3 and constitutes and appoints each of the Investors and Seller or any nominee of any of the Investors or Seller, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney and proxy (its “Proxy”), for and in its name, place and stead, to vote each of such Stockholder’s Voting Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require, with respect to any matter referred to in Section 3.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

5. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

6. Specific Performance. Each party hereto acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance herewith or were otherwise breached.  Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such breach and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

7. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable. This Agreement shall not be assignable without the written consent of the other party hereto; provided that Seller may assign its rights under this Agreement to one or more of its stockholders in connection with its dissolution, liquidation and winding-up.

8. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a) at any time upon the written consent of each of the Investors and Seller, and (b) on such date as the Company has validly filed an amendment to its Certificate of Incorporation reflecting the Authorized Share Increase and such Authorized Share Increase has become effective.

9. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

11. Jurisdiction; Waiver of Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties agrees further to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at their addresses (if mailed) or facsimile numbers (if delivered by facsimile) set forth on Schedule I hereto, or at such other address for a party as shall be specified by like notice.

13. Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

14. Waiver. The parties hereto may, to the extent permitted by applicable law, subject to Section 15 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

15. Modification. No supplement, modification or amendment of this Agreement, or grant of a waiver hereunder or in respect hereof, will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

17. Headings. All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

GFINET INC.

By:
Name:
Title:

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

By:	Oak Associates XII, LLC,
its General Partner

By:
Name:
Title:

BEACON CAPITAL STRATEGIES, INC.

By:
Name:
Title:

STOCKHOLDERS:

JOHN J. BARRY, III

JOHN J. BARRY, IV

JOHN J. BARRY III AND HOLLY A.W. BARRY

John J. Barry III

Holly A.W. Barry

[Counterpart Signature Page to Voting Agreement]

DUNCAN FAMILY, LLC

By:
John J. Barry III, Managing Member

By:
Holly A.W. Barry, Managing Member

DUNCAN FAMILY REVOCABLE TRUST

By:
John J. Barry III, Co-Trustee

By:
Holly A.W. Barry, Co-Trustee

OTIS ANGEL, LLC

By:
John J. Barry IV, Authorized Person

SIESTA CAPITAL, LLC

By:
John J. Barry IV, Authorized Person

BOND PARTNERS, LLC

By:
John J. Barry IV, Authorized Person

JOHN J. BARRY IV REVOCABLE TRUST
U/A/D NOVEMBER 9, 2001

By:
John J. Barry IV, Trustee

[Counterpart Signature Page to Voting Agreement]

Schedule I

Stockholders

John J. Barry III

John J. Barry IV

John J. Barry III and Holly A.W. Barry

Duncan Family, LLC

Duncan Family Revocable Trust

Otis Angel, LLC

Siesta Capital, LLC

Bond Partners, LLC

John J. Barry IV Revocable Trust U/A/D November 9, 2001

Address for all Stockholders:

c/o: John J. Barry III

8222 Regents Ct.

University Park,  Florida 34201